Exhibit 10.3

MANUFACTURING & DISTRIBUTION AGREEMENT

This Manufacturing and Distribution Agreement (“Agreement”) is made and entered into as of the 9th day of September, 2019 (“Effective Date”), by and between NXT-ID, a Delaware Corporation, with offices at 1627 U.S. Highway 1, Unit 206, Sebastian, FL 32958 (“Distributor”), and Garmin Switzerland GmbH, a Swiss Corporation with offices at Mühlentalstrasse 2, 8200 Schaffhausen, Switzerland (“Garmin”).

Distributor and Garmin desires to create white label versions of Garmin’s proprietary smart wallet, and permit Distributor to distribute and sell the device to its designated customers, in accordance with the terms herein.

The parties now agree as follows:

1.	DEFINITION

1.1.	“Product” shall mean the white labeled version of Garmin’s proprietary smart wallet, as further described in Exhibit A.

1.2.	“Software” shall mean any software or firmware incorporated into the Product.

1.3.	“Territory” shall mean the United States.

1.4.	“Payment Networks” means Visa, MasterCard, American Express, Discover Financial Services or any other payment network, any industry consortia including any payment networks (e.g., EMVCo), and any affiliates of any of the foregoing.

1.5.	“Payment Processing Services Agreement” or “PPSA” means a payment processing services agreement to be negotiated between Distributor and Garmin in good faith if and when requested by Distributor.

2.	APPOINTMENT AND SUPPORT

2.1.	Rights. Garmin hereby grants Distributor a non-exclusive right manufacture and distribute of the Product within the Territory. This grant of rights shall be on a royalty-free basis throughout the term of the agreement, unless otherwise agreed to by the parties.

2.2.	Manufacturing. Distributor shall be solely responsible for sourcing, manufacturing and fulfilling all Product related to this agreement. Garmin shall make available to Distributor the necessary product documentation and test specifications; as further described in Exhibit B; in order to obtain contract manufacturing or other relationships. Garmin shall not provide any guarantee or warranty in conjunction with such information. Distributor is solely responsible for validating the information and bears all costs related to producing the Product.

2.3.	Payment Network Approval. Distributor may be required to get its own certification by the Payment Networks before the solution can be made commercially available to end users.

2.4.	Distributor shall not issue any press release nor make any other public disclosure with respect to the terms or subject matter of this Agreement or with respect to the fact that the Distributor has entered into this Agreement.

2.5.	Ethical Conduct. Distributor agrees to conduct its business in a manner that reflects favorably at all time on the Product and the good name, goodwill and reputation of Garmin. Distributor shall not use Garmin’s name or brand in any way in connection with its marketing or distribution of the Product.

2.6.	Compliance with Laws. Each party shall comply with all applicable international, national, and local laws and regulations in exercising its rights hereunder and in any of its dealings with respect to the Product. Distributor agrees to obtain, at its own expense, all registrations, licenses and approvals in the Territory which may be needed in order for Distributor to import, market and sell the Product. In this regard, upon request, Garmin shall use its commercially reasonable efforts at the Distributor’s cost to assist Distributor in connection with obtaining any registration etc.

2.7.	Customer Support. Distributor shall be solely responsible for all customer and product support, and for fulfilling any warranties Distributor provides to its customers. The Product is made available to Distributor on an as is where is basis with no express or implied warranties of any kind from Garmin.

2.8.	Addition or Discontinuation of Product. Garmin shall have the right to discontinue the publication, manufacture or distribution of any older version of the Product at any time, and to reject any orders for such discontinued Products.

3.	PRICE AND PAYMENT

3.1.	PRICE. Distributor is licensed to manufacture and distribute the Product on a royalty-free basis throughout the term of this agreement. Pricing for any services outside of this Agreement shall be governed by the PPSA.

3.2.	Although Garmin may publish suggested wholesale or retail prices, these are suggestions only, and Distributor shall be and remain at all times entirely free to determine unilaterally the prices at which Distributor sells the Product to its customers.

4.	LICENSES

4.1.	License Grants. If and as applicable, the terms “sell” and “purchase” as used in this Agreement with respect to any Software and/or documentation provided to Distributor in connection with or as part of the Product shall mean the grant by Garmin to Distributor of a non-exclusive license to, with the right to sublicense, in connection with any resale by Distributor of the Product, to use such Software and/or documentation solely as provided in the foregoing clause subject to the provisions of an applicable end user license agreement. If and as applicable, Garmin shall provide Software upgrades and enhancements if and when Garmin makes them.

4.2.	Restrictions. Distributor shall have no right to copy the Software. Distributor shall have no right to market, distribute or otherwise transfer such Software and/or documentation except as expressly provided herein. Distributor shall not reverse engineer, disassemble, or decompile the Software, without the prior express written consent of Garmin. Distributor shall not modify, alter or change the Software without the prior express written consent of Garmin.

4.3.	End User License Agreement. Distributor shall only distribute the Software to a customer pursuant to an end user license agreement or other Distributor purchase or sale agreement with such customer.

4.4.	License from Distributor to Garmin. Distributor hereby grants Garmin and its affiliates a worldwide, non-exclusive, irrevocable, sublicensable, perpetual, and royalty-free license to each and every of Distributor’s patents and patent applications having a priority date on or before the Effective Date of this Agreement to make, to have made on its behalf, to use, to have used on its behalf, to sell, to have sold on its behalf, to offer for sale, to have offered for sale on its behalf, to import, to have imported on its behalf, to distribute, to have distributed on its behalf, and to otherwise commercially exploit, any and all products, technology or inventions, in each case to the extent such patents and patent applications relate to the operation of the business of Distributor’s former subsidiary, Fit Pay, Inc. or relate to the performance of Garmin’s obligations or exercise of its rights under this Agreement.

5.	OWNERSHIP AND TRADEMARKS

5.1.	Ownership of Proprietary Material in the Product. Distributor has been informed that the Product contains and embodies intellectual property rights belonging to Garmin (collectively “Proprietary Materials”), and that ownership of all Proprietary Materials shall at all times remain with Garmin. Distributor understands and agrees that this Agreement does not constitute a sale of any Proprietary Materials or any rights therein, except that Distributor shall have the limited right to manufacture and distribute the Proprietary Materials to customers during the term of this Agreement.

6.	INDEMNITY

6.1.	Distributor shall at its own expense indemnify, defend and hold harmless Garmin, its officers, directors, shareholders, employees, agents, representatives and affiliates against all liability, claims, costs, damages, and expenses (including reasonable attorney fees) arising out of or in connection with a claim by Distributor’s customers involving the use of the Product. Distributor shall pay those damages or costs finally awarded against Garmin in any such actions.

7.	TERM AND TERMINATION

7.1.	Term. This Agreement shall begin on the Effective Date and shall continue for a period of three (3) years (the “Initial Term”), and shall automatically renew for additional one (1) year periods thereafter (each a “Renewal Term”) unless (a) one party provides the other party with at least ninety (90) days written notice of its election not to renew prior to the end of the then current Initial Term or Renewal Term, as applicable, Expiration Date”), or (b) or earlier terminated as provided by this Agreement. The Initial Term and any Renewal Terms hereunder shall collectively be referred to herein as the “Term”.

7.2.	Termination For Cause. Either party may terminate this Agreement at any time, if the other party breaches any material provision of this Agreement and has not cured the breach within thirty (30) calendar days after receipt of written notice of the breach. Should either party petition for reorganization, or be adjudicated to be bankrupt, or if a receiver is appointed for substantially all of either party’s business, or a party makes a general assignment for the benefit of such party’s creditors, or if any involuntary bankruptcy petition is brought against such party and has not been discharged within sixty (60) calendar days of the date the petition is brought, the other party will have the right to terminate this Agreement upon written notice.

7.3.	Effects of Expiration or Termination. Upon expiration or termination of this Agreement, all rights hereunder shall immediately cease and each party shall (i) return to the other party all Confidential Information received from said other party, including any and all copies thereof, which is in the possession of that party, (ii) destroy all materials which incorporate or are based on the other party’s Confidential Information, and which were prepared by that party or any of its agents, and (iii) certify to the other party in writing that it has complied with the provisions of this paragraph.

7.4.	Change of Control. In the event of a Change of Control (as defined below) of Distributor, Distributor must provide prior written notice of the Change of Control to Garmin, and Garmin shall have the right to terminate this Agreement upon the effective date of the Change of Control.

7.4.1.	A "Change of Control" means (a) a merger, consolidation or other reorganization of a Party, if the individuals and entities who were stockholders (or partners or members or others that hold an ownership interest) of the Party immediately prior to the effective date of the transaction have " beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of less than fifty percent (50%) of the total combined voting power for election of directors (or their equivalent) of the surviving entity following the effective date of the transaction; (b) an acquisition by any entity or group of direct or indirect beneficial ownership in the aggregate of then issued and outstanding securities (or other ownership interests) of a Party in a single transaction or a series of transactions representing in the aggregate fifty percent (50%) or more of the total combined voting power of the Party, or (c) a sale of all or substantially all of a Party’s assets.

7.5.	Survival. Sections 4, 7, 8, 9, 10.2, 10.3, 11, and 12 shall survive expiration or termination of this Agreement for any reason. In addition, any sublicenses granted by Distributor to its customers pursuant to Section 4.1 shall survive termination of this Agreement and continue in full force and effect in accordance with their terms.

8.	WARRANTY AND LIMITATION OF LIABILITY

8.1.	Warranty Disclaimer. GARMIN DISCLAIMS ANY AND ALL WARRANTIES REGARDING THE PRODUCT OR THE SOFTWARE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

8.2.	Limitation of Liability. GARMIN SHALL NOT BE LIABLE TO DISTRIBUTOR OR ANY THIRD PARTY FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

9.	CONFIDENTIAL INFORMATION

9.1.	Nondisclosure Obligations. During the Term of this Agreement, either party may disclose certain Confidential Information (the “disclosing party”) to the other party (the “receiving party”) solely to permit the performance of obligations under this Agreement. The receiving party shall refrain from using, exploiting, or copying any and all Confidential Information for any purposes or activities other than those specifically authorized in this Agreement. The receiving party shall not disclose any Confidential Information to any third party, except to its employees, agents, representatives, or sub-distributors as necessary for the performance of its obligations under this Agreement. Each party shall implement effective security procedures in order to avoid disclosure or misappropriation of the other party’s Confidential Information. Each employee, agent, representative, or sub-distributor who will have access to any Confidential Information shall execute a reasonable nondisclosure agreement which prohibits the unauthorized use or disclosure of any of the disclosing party’s Confidential Information. The receiving party shall immediately notify the disclosing party of any unauthorized disclosure or use of any Confidential Information by the disclosing party that comes to receiving party’s attention and shall take all action that the disclosing party reasonably requests to prevent any further unauthorized use or disclosure thereof.

9.2.	Exceptions. The provisions of this Section 9 will not apply, or will cease to apply, to data and information supplied by the disclosing party that (i) was in the receiving party’s possession prior to receipts from the disclosing party as shown by files existing at the time of disclosure; (ii) has come into the public domain other than through a breach of confidentiality by the receiving party; (iii) was developed independently by employees of the receiving party or by persons who have not had access to the disclosing party’s Confidential Information; (iv) was or is lawfully obtained, directly or indirectly, by the receiving party from a third party under no obligation or confidentiality; or (v) is required to be disclosed pursuant to any statutory or regulatory provision or court order; provided, however, that the receiving party provides notice thereof to the disclosing party, together with the statutory or regulatory provisions, or court order, on which such disclosure is based, as soon as practicable prior to such disclosure so that the disclosing party has the opportunity to obtain a protective order to take other protective measures as it may deem necessary with respect to such information.

9.3.	Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean and comprise any and all proprietary data or information not in the public domain, including know how and trade secrets, relating to, or contained or embodied in, the Product and/or the business, finances, or affairs of either party. Confidential Information may be communicated orally, visually, in writing or in any other recorded or tangible form. All data and information shall be considered to be Confidential Information hereunder (a) if either party has marked them as such, (b) if either party, orally or in writing, has advised the other party of their confidential nature, or (c) if, due to their character or nature, a reasonable person in a like position and under like circumstances would treat them as confidential.

10.	GENERAL PROVISIONS

10.1.	Notices. Any notices, reports, or other communications between the parties pursuant to his Agreement will be in writing and will be sent by hand delivery, facsimile, international air courier, or first-class mail, postage prepaid to the address for notice written below. All such notices, reports, and communications will be deemed received (i) if hand delivered, upon delivery, (ii) if sent by facsimile, twenty-four (24) hours after the time and date of transmission, provided a confirmation copy is sent by international air courier within five (5) business days, (iii) if sent by international air courier, two (2) business days after the date of dispatch, and (iv) if sent by first-class mail, postage prepaid, five (5) business days after the date of dispatch.

Garmin Switzerland GmbH

Mühlentalstrasse 2

8200 Schaffhausen, Switzerland

Attn: General Counsel

With a copy to

Garmin International, Inc.

1200 E. 151st St

Olathe, KS 66062

Attn: Assistant General Counsel

Nxt-ID, Inc.

1627 U.S. Highway 1

Unit 206

Sebastian, FL 32958

Attention: Chief Executive Officer

10.2.	Governing Laws. This Agreement, and any disputes arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., excluding its rules governing conflicts of laws and excluding the United Nations Convention on Contracts for the International Sale of Goods.

10.3.	Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party, and any assignment without such consent shall be null and void. Notwithstanding the foregoing, either party may assign or sublicense any portion of its obligations hereunder to an entity that is an affiliate as of the date of this Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. With respect to either party, a Change of Control constitutes an assignment.

10.4.	Force Majeure. Each party will be excused from performance under this Agreement, except for payment obligations, while and to the extent that it is unable to perform as a result of fire, flood, acts of God or similar elements of nature, war, embargo, riot, serious civil disorder, terrorist attack, revolution, national strike (individually and collectively referred to as “force majeure”) and such non-performance could not have been prevented by reasonable precautions. . If either party is rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement, then the party affected by force majeure will give written notice with explanation to the other party immediately. The affected obligations of the party giving notice will be suspended only during the continuance of the events giving rise to the force majeure provided that the affected party is acting with due diligence to remedy the events giving rise to the force majeure and to recommence performance, including through the use of alternate sources, workaround plans or other means. If Distributor is unable to perform for a period of more than twenty (30) days due to any delay, Garmin will have the right to terminate this Agreement.

10.5.	Independent Contractors. The parties’ relationship during the Term of this Agreement is, and shall at all times remain, that of independent contractors. Neither party shall have, nor shall it represent that it has, any power, right or authority to bind the other party, or to assume or create any obligation or responsibility express or implied, written or oral, on behalf of such other party or in such other party’s name, except as expressly provided herein. Nothing stated in this Agreement shall be construed as constituting Distributor and Garmin as partners or as creating the relationships of employer/employee, franchisor/franchisee, or principal/agent between the parties.

10.6.	Miscellaneous. Should any provision of this Agreement be held to be invalid, that provision will in no way affect the validity or enforceability of any other provision of this Agreement and, to the extent permitted by law, such provision will be replaced with a valid provision implementing the intent between the parties at the time of the signing of this Agreement. If any party fails to enforce any provision of this Agreement, or exercise any of its rights hereunder, such failure will not be construed as constituting a waiver of that party’s right thereafter to enforce each and every provision of this Agreement in accordance with its terms. Neither party hereto will be liable for any loss, damage, or penalty resulting from such party’s failure to perform its obligations hereunder when such failure is due to flood, earthquake, fire, act of God, military insurrection, civil riot, labor strikes or events beyond the reasonable control of the party.

10.7.	Entire Agreement. This Agreement, together with the attached Exhibits which are hereby incorporated by reference, constitutes the final, complete, and exclusive agreement between Distributor and Garmin with respect to the subject matter hereof and supersedes any previous agreements or representations, either oral or written. No amendment or modification of this Agreement will be valid or binding upon the parties unless in writing referring specifically to this Agreement and executed by a duly authorized representative of each of the parties hereto.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Garmin Switzerland GmbH.		NXT-ID, Inc.

By:	/s/ Andrew Etkind	By:	/s/ Gino Pereira
Name:	Andrew Etkind	Name:	Gino Pereira
Title:	Vice President and General Counsel	Title:	Chief Executive Officer
Date:	September 9, 2019	Date:	September 9, 2019

EXHIBIT A

EXHIBIT B